CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


         As independent public accountants, we hereby consent to the use of our report dated February 27, 1998, except with respect to Note 6 as to which the date is March 31, 1998, included in this registration statement of The Leslie Fay Company, Inc.'s Form S-1 and to all references to our Firm included in this registration statement.




/s/ Arthur Andersen, LLP
New York, New York
December 7, 1998.